Exhibit 99.1

October 27, 2025

Janus Henderson Group plc Confirms Acquisition Proposal from Trian and General Catalyst

LONDON, October 27, 2025 (BUSINESS WIRE) -- Janus Henderson Group plc (NYSE: JHG) (“Janus Henderson” or the “Company”), announced that it has received a letter outlining a non-binding acquisition proposal (the “Proposal”) submitted jointly by Trian Fund Management, L.P. and its affiliated funds (“Trian”) and General Catalyst Group Management, LLC and its affiliated funds (“General Catalyst”).

The Company’s board of directors intends to appoint a special committee to consider the Proposal, which was received by letter on October 26 and contemplates the acquisition of all of the outstanding ordinary shares of Janus Henderson not already owned or controlled by Trian for $46.00 per share in cash.

Trian first disclosed its investment in Janus Henderson in October 2020, and as stated in its letter, publicly filed the Proposal pursuant to its disclosure obligations as an amendment to its Schedule 13D filings. Trian currently has two representatives on the Janus Henderson Board, and the Company appreciates the history of constructive engagement with Trian for the last several years. The special committee is expected to be comprised of directors not affiliated with Trian or General Catalyst.

There can be no assurance that any definitive agreement will result from the Proposal or that any transaction will be consummated with Trian, General Catalyst or any other third party. Janus Henderson does not intend to comment further about the Proposal unless and until it deems further disclosure is appropriate.

A copy of the proposal letter is available as an exhibit to Trian Fund Management, L.P.’s statement of beneficial ownership on Schedule 13D/A as publicly filed on October 27, 2025 with the U.S. Securities and Exchange Commission.

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of June 30, 2025, Janus Henderson had approximately US$457 billion in assets under management, more than 2,000 employees, and offices in 25 cities worldwide. The firm helps millions of people globally invest in a brighter future together. Headquartered in London, Janus Henderson is listed on the New York Stock Exchange.

Forward Looking Statements

Certain statements in this press release not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions, and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), volatility or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions, and other risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, and in other filings or furnishings made by the Company with the SEC from time to time. In addition, forward-looking statements contained in this release may be impacted by events or occurrences related to the announcement of the receipt of a transaction proposal, including but not limited to, uncertainties as to whether the Company enters into any transaction with Trian, General Catalyst or any other party and if so the timing thereof, the possibility that other proposals may or may not be made and the effects of any of the foregoing on relationships with employees, clients or other business partners.

Janus Henderson is a trademark of Janus Henderson Group plc or one of its subsidiaries. © Janus Henderson Group plc.

Investor enquiries:

Jim Kurtz

Head of Investor Relations

+1 303 336 4529

jim.kurtz@janushenderson.com

Media enquiries:

Candice Sun

Global Head of Corporate Communications

+1 303 336 5452

candice.sun@janushenderson.com

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